(Letterhead of Berger, Apple & Associates, Ltd.)

July 6, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, Northwest

Washington, D.C. 20549

Dear Sirs/Madams:

     We have read Item 4 of Cartoon Acquisition, Inc.'s Current Report on Form 8-K dated July 2, 2004, and have the following comments:

1. We agree with the statements made in (i) the first sentence of paragraph 1, (ii) paragraph 2 and (iii) paragraph 3.

2. We have no basis on which to agree or disagree with the statement made in the second sentence of paragraph 1.

Yours truly,

/s/ Berger, Apple & Associates Ltd.

Berger, Apple & Associates Ltd.